UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MONOPAR THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2025, at 10:00am Central Time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Monopar Therapeutics Inc., a Delaware corporation (the “Company”), which will be held on June 17, 2025, at 10:00am Central Time at the Company’s headquarters at 1000 Skokie Blvd., Wilmette, IL 60091 (the “Annual Meeting”). Only stockholders who held stock at the close of business on the record date, April 25, 2025, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of six directors named herein to our Board of Directors to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified; (2) the compensation of our named executive officers (“NEOs”) on an advisory, non-binding basis; (3) the frequency of future advisory votes on the compensation of our NEOs on an advisory, non-binding basis; and (4) the ratification of the selection of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2025. No other items of business are expected to be considered, and no other director nominees will be entertained, at the Annual Meeting.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote: (1) “FOR” each of the six director nominees; (2) “FOR” the compensation of our NEOs on an advisory, non-binding basis; (3) “EVERY YEAR” for the frequency of future advisory votes on the compensation of our NEOs on an advisory, non-binding basis; and (4) “FOR” the ratification of the selection of BPM LLP. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be accessible during normal business hours for ten days prior to the meeting at our corporate headquarters at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

The Proxy Statement and Annual Report on Form 10-K are available at www.monopartx.com in the “Annual Meeting” subsection of the “Investors” tab. You may contact us toll free at (888) 517-6366 or by email at info@monopartx.com in order to obtain directions to be able to attend the meeting and vote in person on the Proposals set forth in this Proxy Statement, or to request that a copy of the Proxy Statement and Annual Report be provided to you by electronic mail.

Sincerely,

Chandler D. Robinson, MD MBA MSc

Chief Executive Officer and Director

April 30, 2025

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR PROXY PROMPTLY SO YOUR SHARES CAN BE REPRESENTED AT THE MEETING. YOU CAN VOTE BY INTERNET OR BY COMPLETING, SIGNING AND RETURNING A PROXY CARD AS INSTRUCTED IN THE MATERIALS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2025: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024, are available at monopartx.com in the “Annual Meeting” subsection of the “Investors” tab.

1000 Skokie Blvd., Suite 350 ● Wilmette, IL ● 60091

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS	26

STOCKHOLDER PROPOSALS	26

DELIVERY OF PROXY STATEMENT	26

MONOPAR THERAPEUTICS INC.

1000 Skokie Blvd., Suite 350

Wilmette, IL 60091

PROXY STATEMENT FOR

2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2025

at 10:00am Central Time

at Monopar Therapeutics Inc.

1000 Skokie Blvd.

Wilmette, IL 60091

GENERAL INFORMATION

This Proxy Statement is furnished in connection with Monopar Therapeutics Inc.’s (“Monopar” or the “Company”) 2025 Annual Meeting of Stockholders, to be held on June 17, 2025, at 10:00am Central Time (the “Annual Meeting”) at the Company’s headquarters located at 1000 Skokie Blvd., Wilmette, IL 60091. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) is first being mailed on or about May 8, 2025. The Proxy Statement and Annual Report on Form 10-K are available at www.monopartx.com in the “Annual Meeting” subsection of the “Investors” tab. We will pay all of the costs of distributing this Proxy Statement.

Shares Outstanding and Voting Rights

Only holders of record of our common stock at the close of business on April 25, 2025 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On April 25, 2025, 6,115,214 shares of common stock were issued and outstanding.

Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors.

Quorum and Vote of Monopar Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at our Annual Meeting and any postponement or adjournment thereof, though the Board of Directors (the “Board of Directors” or the “Board”) may fix a new record date for purposes of a postponed or adjourned meeting. Abstentions and broker non-votes (if any, as described below) will be counted towards a quorum.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting, present in person or represented by proxy, and the treatment of abstentions and broker non-votes, if any, under each proposal are described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality of the votes cast, with the six nominees obtaining the greatest number of affirmative votes being elected as directors. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 2 — Advisory vote on the approval of executive compensation. This proposal must be approved by a majority of the votes cast on the proposal (meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” such proposal). As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — Advisory vote regarding the frequency of executive compensation vote. Frequency of the executive compensation vote is by an advisory, non-binding basis by a plurality of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4 — Ratification of the Audit Committee’s selection of the independent registered public accounting firm. This proposal must be approved by a majority of the votes cast on the proposal (meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” such proposal). As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Voting and Revocation of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Monopar for use at the Annual Meeting.

If you are a stockholder of record of Monopar as of the Record Date referred to above, you may vote in person at the Annual Meeting or via proxy by mail using the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. Voting in person at the Annual Meeting will revoke a previous vote by proxy.

●	To vote in person:

o

If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. Proof of identification will be required to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we highly recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

o

If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. You may vote those shares in person at the Annual Meeting only if you obtain a proxy from your nominee that gives you the right to vote the shares and present such proxy along with your ballot at the Annual Meeting. To do this, you should contact your nominee.

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To vote on the Internet if your shares are held in the name of a bank, broker or other nominee, go to the website indicated on voting instruction form to complete an electronic voting instruction form. You will be asked to provide Monopar’s number and a control number from the voting instruction form. Your vote must be received by 11:59 p.m. (Eastern Time) on June 16, 2025, to be counted.

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To vote by mail using the proxy card if you hold shares in your name as the stockholder of record, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct. If your shares are held in the name of a bank, broker or other nominee, you may submit your voting instructions by mail. If you received these proxy materials from your nominee by email, you may need to request a paper copy to vote by mail. Please do so well in advance to allow sufficient time.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to provide voting instructions to your broker to vote your Monopar shares, either by Internet or mail as described above. If you do not give instructions to your broker, your broker can typically vote your Monopar shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposal relating to the election of directors (Proposal No. 1), advisory, non-binding vote on executive compensation (Proposal No. 2) and advisory, non-binding vote on the frequency of future advisory votes on executive compensation (Proposal No. 3) are non-discretionary items. On non-discretionary items for which you do not give your broker instructions, your broker will not vote your shares and, accordingly, the shares will be treated as broker non-votes if the broker submits a proxy. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted: (1) “FOR” Proposal No. 1 electing the six nominees to our Board of Directors; (2) “FOR” the compensation of our NEOs on an advisory, non-binding basis; (3) “EVERY YEAR” for the frequency of future advisory votes on the compensation of our NEOs on an advisory, non-binding basis; and (4) “FOR” Proposal No. 4 ratifying the selection of BPM LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of Monopar stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions on a new proxy card. Third, a stockholder of record can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy, but attending and voting will revoke a proxy.

If a “street name” stockholder has instructed a broker or other nominee to vote its shares of common stock, that stockholder must follow directions received from its broker or other nominee to change those instructions.

Solicitation of Proxies

The solicitation of your proxy is made by Monopar. In addition to solicitation by mail, the Company’s directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Monopar’s common stock for the forwarding of solicitation materials to the beneficial owners of Monopar’s common stock. Monopar will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nomination of Directors

Your vote is requested in favor of six nominees named herein to our Board of Directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The six nominees are the six current members of our Board of Directors.

Directors typically are elected for a period of one year and thereafter serve until the next annual meeting at which the nominees are reelected or successors are duly elected by our stockholders, or until their successors are duly elected and qualified. Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve.

Nominees

The following table sets forth the name, age and positions of each of our director nominees as of the date of this Proxy Statement. Each of the nominees listed below is currently a director of Monopar and has been elected to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Name	Age	Positions	Director Since

Christopher M. Starr, PhD	72	Executive Chairman, Director, Member of the Plan Administrator Committee	December 2014

Chandler D. Robinson, MD MBA MSc	41	Chief Executive Officer, Director	December 2014

Raymond W. Anderson, MBA MS	83	Director, Chair of the Audit Committee, Chair of the Compensation Committee and Member of the Corporate Governance and Nominating Committee, Member of the Plan Administrator Committee	April 2017

Arthur J. Klausner, MBA	65	Director, Chair of the Corporate Governance and Nominating Committee, Member of the Audit Committee, Member of the Compensation Committee	August 2017

Kim R. Tsuchimoto	62	Director	March 2023

Lavina Talukdar, CFA	51	Director, Member of the Audit Committee, Member of the Compensation Committee, Member of the Corporate Governance and Nominating Committee, Member of the Plan Administrator Committee	February 2025

Business Experience and Directorships

The following describes the background of our directors.

Christopher M. Starr, PhD – Executive Chairman and Board Member

Dr. Starr is a co-founder and has been our Executive Chairman and a Board Member of ours and our predecessor, Monopar Therapeutics, LLC, since its inception in December 2014. Dr. Starr was the Co-founder and served as the Chief Executive Officer (“CEO”) at Raptor Pharmaceuticals (“Raptor”) (Nasdaq: RPTP), from its inception in 2006 through December 2014 and continued to serve Raptor as a member of its Board of Directors until Raptor was sold to Horizon Pharma plc in October 2016. The principal business of Raptor was the development and commercialization of treatments for rare diseases. Dr. Starr was also a co-founder of BioMarin Pharmaceutical (“BioMarin”) (Nasdaq: BMRN) in 1997 where he last served as Vice President of Research and Development until 2006. BioMarin is a fully-integrated multinational biopharmaceutical company. Dr. Starr earned a BS from Syracuse University and a PhD in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York. Dr. Starr also currently serves on the boards of privately held Glycomine Inc. and Thiogenesis Therapeutics Corp., a Canadian public start-up biotech company.

Dr. Starr’s board qualifications include over 25 years of executive experience in funding and operating public and private biopharmaceutical companies. We believe Dr. Starr’s experience qualifies him to serve as the Executive Chairman of our Board.

Chandler D. Robinson, MD MBA MSc – Chief Executive Officer and Board Member

Dr. Robinson is a co-founder and has been our CEO and a Board Member of ours and our predecessor, Monopar Therapeutics, LLC, since its inception in December 2014. Dr. Robinson leverages his interests in medicine, science, and finance to help bring new therapeutics to patients. The compound Dr. Robinson researched at Northwestern University as an undergraduate and published on in Science completed a Phase 3 clinical trial for Wilson disease, meeting its primary endpoint; he is now helping advance it to an NDA filing at Monopar. Among his previous experiences, Dr. Robinson worked in 2008 at Onyx Pharmaceuticals in their Nexavar marketing division; from 2008 to 2009 as a co-manager of a healthcare clinic in San Jose, CA; from 2006 to 2007 at Bear Stearns investment bank; and from 2004 to present as Founder and President of an undergraduate research focused non-profit. He was previously a co-founder and CEO of Tactic Pharma, a co-founder and board member of Wilson Therapeutics (acquired by Alexion, now AstraZeneca), and is currently on the board of Northwestern University’s Chemistry of Life Processes Institute. Dr. Robinson graduated summa cum laude from Northwestern University, and earned an MSc in International Health Policy and Health Economics from the London School of Economics on a Fulbright Scholarship, an MBA from Cambridge University on a Gates Scholarship, and an MD from Stanford University.

Dr. Robinson’s extensive leadership and management experience along with his medical and business degrees, his entrepreneurial and strategic vision and knowledge of Monopar’s product candidates and operations led to the conclusion that he should serve as a member of our Board.

Raymond W. Anderson, MBA MS – Board Member

Mr. Anderson has been a Board Member of ours since April 2017. Mr. Anderson served as a Board member, Chair of the Audit Committee and member of the Compensation Committee at Raptor, a biopharmaceutical company, from its founding in 2006 to its acquisition in 2016. Mr. Anderson worked at Dow Pharmaceutical Sciences, Inc., a dermatological prescription drug formulation company, from July 2003 until he retired in June 2010. He most recently served as Dow’s Managing Director from January 2009 to June 2010, and previously served as Dow’s Chief Financial Officer and Vice President, Finance and Administration. Prior to joining Dow in 2003, Mr. Anderson was Chief Financial Officer for Transurgical, Inc., a private ultrasound surgical system company. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin, a biopharmaceutical company, from June 1998 to January 2002. Mr. Anderson holds an MBA from Harvard University, an MS in administration from George Washington University and a BS in engineering from the U.S. Military Academy.

Mr. Anderson’s background and experience as a finance executive in the biopharmaceutical industry and his qualification as an “audit committee financial expert” under the Securities and Exchange Commission (“SEC”) and Nasdaq rules led to the conclusion that he should serve as a member of our Board.

Arthur J. Klausner, MBA – Board Member

Mr. Klausner has been a Board Member of ours since August 2017. He has been a consultant to the biopharmaceutical industry since 2009 and currently serves as Executive Chairman of the oncology drug development company Concarlo Therapeutics, Inc. From 2018 to 2022, Mr. Klausner served as President, CEO, and a director of the nephrology drug development company Goldilocks Therapeutics, Inc. He served as CEO of Gem Pharmaceuticals, LLC (“Gem”) from September 2012 until Gem’s drug development assets were acquired by us in 2017. In addition to his role at Gem, Mr. Klausner served as CEO of the ophthalmology therapeutics company Jade Therapeutics Inc. from 2012 until 2015. Previously, Mr. Klausner spent a total of 18 years at the life science venture capital firms Domain Associates and Pappas Ventures (now Pappas Capital). Mr. Klausner currently serves on venture capital investment review boards for the New York University (“NYU”) Innovation Venture Fund and NYU Langone Health. He received his MBA from the Stanford University Graduate School of Business and his BA in biology from Princeton University.

Mr. Klausner’s extensive leadership and management experience in the biopharmaceutical industry led to the conclusion that he should serve as a member of our Board.

Kim R. Tsuchimoto – Board Member

Ms. Tsuchimoto was our Chief Financial Officer from June 2015 until her retirement on June 30, 2024. Ms. Tsuchimoto has been a Board Member of ours since March 2023. Ms. Tsuchimoto spent over nine years at Raptor, a biopharmaceutical company, as its Chief Financial Officer from Raptor’s inception in May 2006 until September 2012, as Raptor’s Vice President of International Finance, Tax & Treasury from September 2012 to February 2015, and lastly as Raptor’s Vice President, Financial Planning & Analysis and Internal Controls from February to May 2015. Prior to Raptor, Ms. Tsuchimoto spent eight years at BioMarin, a biopharmaceutical company, and its predecessor, Glyko, Inc., where she held the positions of Vice President-Treasurer, Vice President-Controller and Controller. Ms. Tsuchimoto received a BS in Business Administration from San Francisco State University. Ms. Tsuchimoto also currently serves on the board of Thiogenesis Therapeutics Corp., a Canadian public start-up biotech company.

Ms. Tsuchimoto’s over 25 years of experience in the biopharma industry including her strong financial management, corporate governance and financial strategy experience led to the conclusion that she should serve as a member of our Board.

Lavina Talukdar, CFA – Board Member

Ms. Talukdar has been a Board Member of ours since February 2025. The Corporate Governance and Nominating Committee of the Board identified Ms. Talukdar based on her extensive industry experience and her long-standing investment in the Company. Since April 2019, Ms. Talukdar has served as Senior Vice President, Head of Investor Relations at Moderna, a biotechnology company and leader in mRNA medicines. From her previous roles, she brings over 20 years of experience in healthcare and biotechnology investing, and financial strategy. Before joining Moderna, Ms. Talukdar was a Senior Portfolio Manager at Abu Dhabi Investment Authority (“ADIA”), overseeing global healthcare investments in both private and public equities. She previously served as a Partner and Healthcare Equity Analyst at Lord Abbett & Co. She also held investment roles at MFS Investment Management, State Street Global Advisors and Fiduciary Trust International. Ms. Talukdar received her BS in Business Administration from the State University of New York, Stony Brook, and is a CFA charterholder.

Ms. Talukdar’s over 20 years of experience in the biopharma industry including her investor relations, investing and financial strategy experience led to the conclusion that she should serve as a member of our Board.

Board Committees

Audit Committee

Our Audit Committee consists of Mr. Anderson, Mr. Klausner and Ms. Talukdar, who are independent members as defined by Nasdaq rules applicable to audit committees and the SEC under Rule 10A-3 under the Exchange Act. Mr. Anderson serves as the Chair of the Audit Committee and is a financial expert as defined by Nasdaq and the SEC.

The functions of our Audit Committee include, among other duties and responsibilities:

●	to oversee the integrity of the Company’s financial statements;

●	to ensure the quality of the accounting and financial reporting processes of the Company;

●	to ensure the effectiveness of the Company’s internal controls over financial reporting;

●	to assist with the Company’s compliance with legal and regulatory requirements;

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to review and discuss with management and the independent registered public accounting firm the Company’s annual and quarterly SEC reports, including the audit of the annual financial statements and the reviews of the quarterly financial statements and related disclosures;

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to be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm performing other audit, review, or attestation services for the Company;

●	to review and discuss with the Company’s management the risk assessment and risk management policies of the Company;

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to oversee systems and procedures for the receipt, retention and resolution of complaints received by the Company regarding accounting, internal financial controls or auditing matters and for the confidential and anonymous submission by Company employees of concerns regarding potential fraud or questionable financial, accounting, internal financial controls or auditing matters;

●	to periodically review and update the financial-related sections of the Company’s Code of Business Conduct and Ethics (the “Code”);

●

to review and approve or disapprove any transaction required to be disclosed according to SEC regulations between the Company and any related party and to oversee the Company’s policies and procedures for judgments as to related party transactions; and

●	to prepare the Audit Committee’s report required by SEC rules.

The Audit Committee is governed by a written charter. The Audit Committee Charter can be found in the “Corporate Governance” subsection of the “Investors” section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The Audit Committee Charter complies with the guidelines established by Nasdaq.

As required by its charter, the Audit Committee conducts a self-evaluation at least annually. The Audit Committee also annually reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends and submits a reviewed charter, including any proposed changes to the Board for annual approval of a new charter.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating (“CG&N”) Committee consists of Mr. Klausner, Mr. Anderson and Ms. Talukdar, who are independent members. Mr. Klausner serves as the Chair of the CG&N Committee.

The functions of our CG&N Committee include, among other duties and responsibilities:

●	to oversee the composition of the Board to ensure that qualified individuals, meeting the criteria of applicable rules and regulations, serve as members of the Board and its committees;

●

to identify, review and evaluate individuals qualified to serve on the Board consistent with criteria approved by the Board as vacancies arise, and to seek out, to the extent reasonably possible, nominees to enhance the diversity of experience and perspectives (such as age, race, gender, geography, and areas of expertise) as well as the independence of the Board;

●

to consider recommendations for Board nominees and proposals appropriately submitted by our stockholders pursuant to the procedures described in our Bylaws and/or proxy statement, and to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board, and to recommend to the Board appropriate action on any such proposals or recommendations;

●

to consider and assess the independence of directors, including whether a majority of the Board continues to be independent from management in both fact and appearance, as well as within the meaning prescribed by the listing standards of Nasdaq;

●	to recommend to our Board the persons to be nominated for election as directors and as members of the Board’s committees;

●	to oversee an annual evaluation of the Board;

●	to review and make recommendations to the Board with respect to management succession planning;

●	to oversee and evaluate compliance by the Board and management of the Company with the Company’s Code of Business Conduct and Ethics and the Corporate Compliance Program;

●	to develop and recommend to the Board corporate governance principles and guidelines; and

●	to oversee the evaluation of directors and officers (“D&O”) insurance and other indemnification coverage for directors and officers.

Given the significant voting control exercised by certain of our existing stockholders, the CG&N Committee has not adopted a formal policy with respect to the consideration of nominees recommended by our stockholders, has not adopted any specific minimum qualifications for director nominees and has not adopted any formal processes for identifying and evaluating nominees. Pursuant to its charter, the CG&N Committee will consider all aspects of each nominee’s qualifications and skills with the goal of having, to the extent reasonably possible, a Board with a diversity of experience and perspectives (such as age, race, gender, geography, and areas of expertise). As vacancies arise, the CG&N Committee will seek to identify, review and evaluate individuals qualified to serve on the Board, consistent with the above criteria along with criteria approved by the Board, and to seek out nominees to enhance the relevant experience, expertise, diversity and needed qualifications of the Board. Stockholders desiring to recommend director nominees for consideration may send communications to the CG&N Committee to the care of our Corporate Secretary at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

The CG&N Committee is governed by a written charter. The CG&N Committee Charter can be found in the “Corporate Governance” subsection of the “Investors” section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The CG&N Committee Charter complies with the guidelines established by Nasdaq.

As required by its charter, the CG&N Committee conducts a self-evaluation at least annually. The CG&N Committee also annually reviews and assesses the adequacy of its charter, including the CG&N Committee’s role and responsibilities, and recommends and submits a reviewed charter, including any proposed changes to the Board for annual approval of a new charter.

Compensation Committee

Our Compensation Committee consists of Mr. Anderson, Mr. Klausner and Ms. Talukdar, who are independent members as defined by Nasdaq rules applicable to compensation committee members. Mr. Anderson serves as the Chair of the Compensation Committee.

During the year ended December 31, 2024, the Compensation Committee did not engage an independent third-party compensation expert. The Compensation Committee developed and maintained selection criteria and a selected group of approximately 20 peer companies that were deemed to represent valid compensation data gathered from proxy statements as to salary, equity, board and committee fees and other compensation information for use in determining recommendations for annual compensation actions.

The functions of our Compensation Committee include, among other duties and responsibilities:

●	to annually review and approve corporate goals and objectives of our non-equity incentive plan relevant to our CEO’s and executive officers’ annual compensation;

●	to recommend our CEO’s compensation, including annual salary, non-equity incentive plan bonuses, and long-term equity compensation for Board (excluding our CEO) review and approval;

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to review and approve, or make recommendations to our Board, with respect to the compensation of our other executive officers, including annual salary, non-equity incentive plan bonuses and long-term equity compensation;

●	to oversee an evaluation of our senior executive officers;

●	to review and make recommendations to our Board with respect to non-employee director compensation including Board and committee fees and equity compensation; and

●	to prepare the annual Compensation Committee report to the extent required by SEC rules, when such requirement becomes applicable to us.

The Compensation Committee is governed by a written charter. The Compensation Committee Charter can be found in the “Corporate Governance” subsection of the “Investors” section of our website at www.monopartx.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The Compensation Committee Charter complies with the guidelines established by Nasdaq.

As required by its charter, the Compensation Committee conducts a self-evaluation of its methods and performance at least annually. The Compensation Committee also annually reviews and assesses the effectiveness of its charter, including the Compensation Committee’s role and responsibilities, and recommends and submits a reviewed charter, including any proposed changes to the Board for annual approval of a new charter.

Plan Administrator Committee

Our Plan Administrator Committee consists of Dr. Starr, Mr. Anderson and Ms. Talukdar, who are independent members. The Plan Administrator Committee does not have a charter.

The functions of our Plan Administrator Committee include, among other duties and responsibilities:

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to appoint individuals responsible for the day-to-day administration of the 2016 Stock Incentive Plan, as amended (the “Plan”), including the issuance and routing of stock option grant and other stock-based award agreements based upon Plan Administrator Committee- or Board-approved grants and related recordkeeping and accounting functions;

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pursuant to the Plan, to grant “performance based” and “time based” stock-based awards to our employees and consultants, with the exception of our officers, senior executives and non-employee directors (which are exclusively determined by the Compensation Committee of our Board and approved by the Board);

●	to determine the number of shares of common stock and the type of awards granted under the Plan to awardees other than our officers, senior executives and non- employee directors; and

●	to determine restrictions and terms of awards, including modifications or amendments to awards to awardees, other than our officers, senior executives and non-employee directors, under the Plan.

Board and Committee Meetings; Annual Meeting Attendance

In the year ended December 31, 2024, there were six (6) meetings of the Board of Directors and nine (9) unanimous written actions by Directors. There were five (5) Audit Committee meetings, one (1) Compensation Committee meeting and one (1) CG&N Committee meeting and four (4) unanimous written actions by the Plan Administrator Committee in 2024. All Board Members attended at least 75% of the total meetings of the Board and of the committees on which they served in 2024. The Company does not currently have a policy with regard to Board Members’ attendance at annual meetings of stockholders. Five of our six Board Members at that time attended last year’s annual meeting of stockholders.

Independence of the Board of Directors

We believe it is important to have independent directors on our Board who can make decisions without being influenced by personal interests. Consistent with these considerations, after review of all relevant identified transactions or relationships between each Director, or any of their family members, and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that the following directors are independent Directors within the meaning of the applicable Nasdaq listing standards: Dr. Starr, Mr. Anderson, Mr. Klausner and Ms. Talukdar. In making this determination, our Board found that none of the Directors had a material or other disqualifying relationship with us. Dr. Robinson, our President and Chief Executive Officer, and Ms. Tsuchimoto, our former Chief Financial Officer, Secretary and Treasurer, are not independent Directors by virtue of their employment or former employment relationship with us.

There are no family relationships among any of our Directors or executive officers.

Vote Required

Directors are elected by a plurality of the votes cast, with the six nominees obtaining the greatest number of affirmative votes being elected as Directors, even if there is less than a majority. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 – ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our NEOs as disclosed in the following compensation tables and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies. This is the first year we are presenting a “Say-on-Pay” proposal, as we were previously an “emerging growth company” and exempt from the requirement to include such a proposal.

As an advisory vote, this proposal is not binding on Monopar, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

Executive Compensation Vote

We believe that our executive compensation program effectively aligns the interests of stockholders and executives, incentivizes the accomplishment of company goals, and attracts and retains talented executives.

This vote is not intended to address any specific item of compensation; rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board urges you to approve the compensation of our NEOs by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the compensation tables and the accompanying narrative as presented in this Proxy Statement.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

PROPOSAL NO. 3 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In connection with the requirements of the Dodd-Frank Act and the related rules promulgated by the SEC, we are asking you to provide an advisory, non-binding vote on how frequently you wish to cast an advisory vote on the compensation of our named executive officers: once every year, once every two years, or once every three years. This proposal allows stockholders to provide advisory input on the frequency with which they would prefer an advisory vote on executive compensation be included as a proposal in our Proxy Statement.

Frequency of Advisory Vote on Executive Compensation

The Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote.

Although the Board of Directors recommends that stockholders vote for a Say-on-Pay proposal every year, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting.

Vote Required

While we believe that a vote once every year is the best choice for us, you are not voting to approve or disapprove our recommendation, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this item. The option of one year, two years or three years that receives a plurality of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and will not be binding on the Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY YEAR FOR FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected BPM LLP as our independent registered public accounting firm for the year ending December 31, 2025, and has further directed that we submit the selection of BPM LLP for ratification by our stockholders at the Annual Meeting.

We are not required to submit the selection of our independent registered public accounting firm for stockholder approval but are submitting our selection of BPM LLP for stockholder ratification as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of BPM LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in our best interests.

Representatives of BPM LLP are expected to be present by video at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

All audit, audit-related, tax and other services rendered by BPM LLP have been and will be reviewed, pre-approved and performance monitored by the Audit Committee. Audit and permissible non-audit services may be pre-approved by the Audit Committee delegate represented by Mr. Anderson, its Chair, or Mr. Klausner, an Audit Committee member, if Mr. Anderson is not available. Pre-approval decisions are reported by the Chair/delegate to the Audit Committee promptly but not later than the next scheduled Audit Committee meeting.

In its review of BPM LLP’s services, the Audit Committee considers, among other factors, the possible impact of the performance of such services on the independence of BPM LLP. The Audit Committee has determined that the services performed by BPM LLP for the year ended December 31, 2024, were compatible with maintaining the independence of BPM LLP. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

BPM LLP has audited our financial statements since 2015.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees recorded by us on a generally accepted accounting principles basis for the audit and other services rendered by BPM LLP, our independent registered public accounting firm, for the years ended December 31, 2024 and 2023.

	For the Year Ended December 31,
Description of Services Provided by BPM LLP	2024	2023
Audit Fees: These services relate to review or audit of our financial statements.*	$308,000	$310,500
Audit-Related Fees: These services relate to assurance and services reasonably related to or derived from the performance of the audit or review of our financial statements.	55,000	15,000
Tax Compliance Fees: These services relate to the preparation of our federal, state and foreign tax returns and other filings.	-	-
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing our federal, state, local and foreign taxes.	-	-
All Other Fees	-	-

*Includes audit fees related to the audit of the prior year-end financial statements and the current year’s quarterly reviews.

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Because abstentions are not counted as votes cast for or against this proposal, they will have no effect on the outcome of the vote. Any broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: (1) the integrity of the Company’s financial statements; (2) the quality of the accounting and financial reporting processes of the Company; (3) the effectiveness of the Company’s internal control over financial reporting; (4) the Company’s compliance with legal and regulatory requirements; and (5) the qualifications, independence, compensation and performance of the Company’s independent registered public accounting firm BPM LLP.

In fulfilling its responsibilities for the 2024 financial statements, the Audit Committee took the following actions:

•	analyzed, reviewed and discussed the audited and the reviewed financial statements with our management and BPM LLP;

•

reviewed and discussed with BPM LLP various communications that they provided to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; and

•

received from and discussed with BPM LLP their written disclosures and letter required by PCAOB standards regarding their independence, and further discussed directly with BPM LLP their independence from the Company.

Based on the review and discussions referred to in the foregoing paragraphs and other additional procedures, the Audit Committee recommended to the Board that the 2024 audited financial statements, including the footnotes thereto, and Management’s Discussion and Analysis and other sections which have financial content, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Audit Committee

/s/ Raymond W. Anderson, Chair

/s/ Arthur J. Klausner

/s/ Lavina Talukdar

BOARD OF DIRECTORS

Board Leadership Structure and Oversight

We have structured our Board in a way that we believe effectively serves our objectives of corporate governance and management oversight. We separate the roles of Chief Executive Officer and Executive Chairman of the Board in recognition of the differences between the two roles. We believe that the Chief Executive Officer should be responsible for Monopar’s day-to-day leadership and performance, while our Executive Chairman of the Board should work with our Chief Executive Officer and the rest of our Board to help set our strategic direction and provide guidance to, and oversight of our Chief Executive Officer. Our Executive Chairman sets the agenda for Board meetings and presides over them.

Pursuant to our Audit Committee Charter, our Audit Committee is responsible for the oversight of our risk management programs, and specifically:

●

Risk assessment and risk management. The Audit Committee shall review (at least annually or as needed due to specific circumstances) with the Company’s management and the independent registered public accounting firm the Company’s policies, procedures and current status with respect to risk assessment and risk management including steps taken by management to monitor, mitigate and manage risk exposures; and

●

The Audit Committee review shall also include the Company’s major financial risk exposures and other major risk exposures as assigned by the Board to the Audit Committee for oversight. The Audit Committee shall review with the Company’s senior management our overall anti-fraud programs and controls. The Audit Committee shall consider the risk of Company management’s ability to override the Company’s internal controls.

Director Compensation for the Year Ended December 31, 2024

The following table sets forth the compensation of our non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)	Total ($)
Christopher M. Starr, Ph.D.	80,000	-	-	120,000	200,000
Michael J. Brown	62,000	-	-	-	62,000
Raymond W. Anderson	72,500	-	-	-	72,500
Arthur J. Klausner	64,500	-	-	-	64,500
Kim R. Tsuchimoto (2)	20,000	-	-	-	20,000

(1)

Commencing January 1, 2022, Dr. Starr executed a consulting agreement to provide us with advisory services in the areas of clinical development, regulatory strategy and manufacturing based upon his expertise in those areas at $10,000 per month. The agreement renews annually unless terminated by either party.

(2)	Ms. Tsuchimoto commenced earning non-employee director fees on July 1, 2024, subsequent to her retirement as our CFO on June 30, 2024.

As of December 31, 2024, our non-employee directors held the following number of stock options, all of which were fully vested:

Name	Aggregate Number of Shared Subject to Stock Awards	Aggregate Number of Shares Subject to Stock Options
Christopher M. Starr, Ph.D.	-	46,651
Michael J. Brown	-	17,256
Raymond W. Anderson	-	17,256
Arthur J. Klausner	-	17,256
Kim R. Tsuchimoto	-	43,893

There were no unvested restricted stock units as of December 31, 2024.

The table below reflects the non-equity fee schedule for non-employee directors for 2024. Long-term equity compensation is determined annually utilizing the Black- Scholes valuation model along with review of peer group companies.

Position	2024 Annual Fees ($)*
Board Member
Non-Employee Board Member Base Fee	40,000
Additional Fee for Executive Chairman of the Board	40,000
Committees (fees are in addition to the Non-Employee Board Member Base Fee)
Audit Committee
Audit Committee Chair	15,000
Audit Committee Member	10,000
Compensation Committee
Compensation Committee Chair	12,500
Compensation Committee Member	7,000
Corporate Governance and Nomination (CG&N) Committee
CG&N Committee Chair	7,500
CG&N Committee Member	5,000

*Paid quarterly in arrears.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It also applies to all of our employees and our non-employee directors. Our Code of Business Conduct and Ethics is available on our website at www.monopartx.com and will be provided to any person without charge upon request. Information on our website is NOT incorporated by reference in this Proxy Statement.

EXECUTIVE OFFICERS

Our current executive officers, their respective ages as of the date of this Proxy Statement and positions are set forth in the following table. Biographical information regarding each executive officer (other than Dr. Robinson) is set forth following the table. Biographical information for Dr. Robinson is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Chandler D. Robinson, MD MBA Msc	41	Chief Executive Officer, Director
Quan A. Vu	53	Chief Financial Officer
Andrew J. Cittadine	53	Chief Operating Officer
Patrice Rioux, MD PhD	74	Acting Chief Medical Officer

Quan A. Vu – Chief Financial Officer

Mr. Vu has been our Chief Financial Officer, Principal Accounting Officer, and Principal Financial Officer since March 2025. Mr. Vu brings over 20 years of corporate and financial strategy, investment banking and public company experience. From October 2024 through February 2025, Mr. Vu served as a Venture Partner of ZhongMei Capital, an investment firm focused on early-stage biopharmaceutical companies. In 2023 he served as Chief Financial Officer and Chief Business Officer of Ocugen, Inc. (NASDAQ: OCGN) and prior to that, he served as Chief Operating Officer and Chief Business Officer for 180 Life Sciences Corp. (NASDAQ: ATNF) from November 2021 to January 2023. Before joining 180 Life Sciences and since 2019, Mr. Vu has provided services as a consultant/independent contractor through his own consulting firm, Melius BioPharma Consulting. From September 2016 to August 2019, Mr. Vu served as Vice President and Head of Strategy and Corporate & Business Development at Opiant Pharmaceuticals, Inc., a publicly-traded specialty pharmaceutical company acquired by Indivior PLC (LSE: INDV.L). Prior to Opiant, he held leadership roles of increasing responsibility at Impax Laboratories, Inc., Elevance Health, Inc. (formerly Anthem, Inc.) and Amgen, Inc. Earlier in his career, he worked in the healthcare corporate finance and M&A departments at bulge-bracket investment banks, including Morgan Stanley and Goldman Sachs. Mr. Vu obtained his MS in Legal Studies from Cornell University Law School and BA in Economics from UCLA, graduating summa cum laude with College Honors and Economics Departmental Honors. He is also a Certified Treasury Professional (inactive).

Andrew J. Cittadine – Chief Operating Officer

Mr. Cittadine has been our Chief Operating Officer since June 2021. Mr. Cittadine is an experienced healthcare executive and serial entrepreneur with a successful track record of identifying, founding, and building healthcare businesses from concept to commercialization to acquisition by Fortune Global 1000 firms. From 2020 to 2021, Mr. Cittadine was the principal of Alatri Group, a consulting company, advising Monopar along with other life sciences companies. From 2011 to 2020, Mr. Cittadine was the Chief Executive Officer of Diagnostic Photonics, Inc., a VC-backed developer and manufacturer of advanced imaging systems for oncology surgery and diagnostics. Prior to that he was the co-founder and Chief Executive Officer of American BioOptics, a developer of advanced oncology diagnostic test and screening systems for GI cancers, which was acquired by Olympus Medical. Prior to that, Mr. Cittadine was interim Chief Executive Officer of Sonarmed Inc., an angel and venture-backed critical care company developing neonatal respiratory monitoring systems which was acquired by Medtronic and was a co-founder and Vice President of Marketing at Sensant Corp., a Silicon Valley, angel-backed oncology imaging startup developing 3D ultrasound imaging systems, which was acquired by Siemens Medical. Mr. Cittadine received his BA, BS, and MS from Stanford and an MBA from Northwestern’s Kellogg School of Management.

Patrice Rioux, MD PhD – Acting Chief Medical Officer

Dr. Rioux has been our Acting Chief Medical Officer since December 2016. He is the co-founder, Director and Chief Executive Officer of Thiogenesis Therapeutics Corp. Dr. Rioux has been performing development, medical/regulatory, and clinical consulting services through his consulting company, pRx Consulting, LLC from June 2004 to the present. Dr. Rioux received his medical education at Faculté de Médecine Pitié-Salpetriere, Université Paris VI, Paris, France, his PhD in Mathematical Statistics at Faculté des Sciences, Université Paris VII, France and his Degree of Pharmacology (pharmacokinetics and clinical pharmacology) at Faculté de Médecine Pitié-Salpetriere.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2024 and 2023, for our named executive officers, which include our Chief Executive Officer and the two highest compensated executive officers whose compensation exceeded $100,000 during our last fiscal year.

Name and Positions	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan ($) (4)	All Other Compensation ($) (5)	Total ($)
Chandler D. Robinson, MD	2024	603,200	300,000	-	-	241,280	-	1,144,480
Chief Executive Officer and Director	2023	580,000	-	534,087	534,080	130,500	-	1,778,667

Karthik Radhakrishnan (6)	2024	192,400	-	-	73,888	-	53,872	320,160
Former Chief Financial Officer, Secretary, and Treasurer	2023	-	-	-	-	-	-	-

Andrew Cittadine	2024	384,800	50,000	-	12,252	107,744	-	554,796
Chief Operating Officer	2023	360,000	-	247,223	247,238	56,700	-	911,161

(1)	The amounts reported for 2024 represent discretionary cash bonuses paid by the Company based on our named executive officers’ performance during such fiscal year.

(2)

The amounts in these columns represent the aggregate grant date fair value of restricted stock units (“RSUs”) and stock options awarded, respectively, during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of restricted stock units reflected in the Stock Awards column is based upon the closing price on the date of grant. The fair value of stock options in the Option Awards column is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 2 to our consolidated financial statements in our Annual Report on Form 10-K.

(3)

In 2024, Mr. Radhakrishnan and Mr. Cittadine were granted stock options to purchase up to 25,000 and 5,001 shares of our common stock, respectively, at an exercise price of $3.71 and $3.07 per share, respectively, as discussed below in the section “Outstanding Equity Awards at December 31, 2024.” Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Mr. Radhakrishnan’s and Mr. Cittadine’s stock options was $73,888 and $12,252, respectively. For Mr. Radhakrishna, the stock options vested 6/48ths on December 31, 2024, and 1/48th per month thereafter. For Mr. Cittadine, the stock options vested 6/48ths on November 21, 2024, and 1/48th per month thereafter.

In 2023, Dr. Robinson and Mr. Cittadine were granted stock options to purchase up to 44,368 and 20,539 shares of our common stock, respectively, at an exercise price of $15.80 per share, as discussed below in the section “Outstanding Equity Awards at December 31, 2024.” Based upon the Black-Scholes valuation model for stock option compensation expense, the value of Dr. Robinson’s and Mr. Cittadine’s stock options was $534,080 and $247,238, respectively. The stock options vested 6/48ths on June 30, 2023, and 1/48th per month thereafter.

In 2023, Dr. Robinson and Mr. Cittadine were granted 33,803 and 15,647 RSUs, respectively, which vested 6/48ths on June 30, 2023, and 3/48ths per quarter thereafter. Based upon the closing price on the date of grant, the value of Dr. Robinson’s and Mr. Cittadine’s restricted stock units was $534,087 and $247,223, respectively.

(4)	In 2024 and 2023, Non-equity Incentive Plan represents payments based on partial fulfillment of pre-set 2024 and 2023 corporate goals, respectively.

(5)	In February 2025, the Board awarded Mr. Radhakrishnan a cash payment of $53,872 in connection with his termination as Chief Financial Officer.

(6)	Mr. Radhakrishnan commenced employment on July 1, 2024.

Employment Agreements

Chief Executive Officer

In December 2016, we entered into an employment agreement with Dr. Robinson for his role as our Chief Executive Officer. Although we have been paying Dr. Robinson as our employee since January 1, 2016, we did not enter into a formal employment agreement until December 2016. Dr. Robinson’s employment agreement is for an indefinite term (for at-will employment). The agreement was amended and restated on November 1, 2017.

Under his 2017 employment agreement, Dr. Robinson received a specified base salary, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. In addition, Dr. Robinson is eligible for an annual non-equity incentive plan performance bonus, of up to 50% of his base salary, based on achieving pre-set, written goals as recommended by management and reviewed by our Compensation Committee and our Executive Chair and approved by our Board. In February 2024, the Board awarded Dr. Robinson a bonus of $130,500 related to the partial achievement of pre-set 2023 non-equity incentive plan goals and approved a new base salary for Dr. Robinson of $603,200. In February 2025, the Board awarded Dr. Robinson a bonus of $241,280 related to the partial achievement of pre-set 2024 non-equity incentive plan goals. In addition, the Board awarded Dr. Robinson a discretionary cash bonus of $300,000 based on his performance during fiscal year 2024.

Chief Financial Officer

On May 23, 2024, we entered into an employment agreement with Mr. Radhakrishnan for his role as our Chief Financial Officer, which was effective July 1, 2024. Mr. Radhakrishnan’s employment agreement was for an indefinite term (for at-will employment). Under his employment agreement, Mr. Radhakrishnan received a specified base salary, which was adjustable from time to time in accordance with normal business practice and in our sole discretion. In addition, Mr. Radhakrishnan was eligible for an annual non-equity incentive plan performance bonus, of up to 35% of his base salary, based on achieving pre-set, written goals as recommended by management and reviewed by our Compensation Committee and our Executive Chair and approved by our Board. In February 2025, the Board awarded Mr. Radhakrishnan a cash payment of $151,275 in connection with his termination as Chief Financial Officer.

Chief Operating Officer

On June 1, 2021, we entered into an employment agreement with Mr. Cittadine for his role as our Chief Operating Officer. Mr. Cittadine’s employment agreement is for an indefinite term (for at-will employment). Under his employment agreement, Mr. Cittadine received a specified base salary, which may be adjusted from time to time in accordance with normal business practice and in our sole discretion. In addition, Mr. Cittadine is eligible for an annual non-equity incentive plan performance bonus, of up to 35% of his base salary, based on achieving pre-set, written goals as recommended by management and reviewed by our Compensation Committee and our Executive Chair and approved by our Board. In February 2024, the Board awarded Mr. Cittadine a bonus of $56,700 related to the partial achievement of pre-set 2023 non-equity incentive plan goals and approved a new base salary for Mr. Cittadine of $384,800. In February 2025, the Board awarded Mr. Cittadine a bonus of $107,744 related to the partial achievement of pre-set 2024 non-equity incentive plan goals. In addition, the Board awarded Mr. Cittadine a discretionary cash bonus of $50,000 based on his performance during fiscal year 2024.

Outstanding Equity Awards at December 31, 2024

The following table sets forth outstanding stock option awards held by named executive officers as of December 31, 2024.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (9)
Chandler D. Robinson, M.D.,	22,184	(3)	22,184	(3)	$15.80	February 1, 2033
Chief Executive Officer and Director	31,653	(4)	10,551	(4)	$14.00	February 2, 2032
	14,001	(5)	-	(5)	$34.05	January 26, 2031
	14,001	(6)	-	(6)	$71.75	January 31, 2030
	29,100	(7)	-	(7)	$30.00	August 9, 2028
	16,800	(8)	-	(8)	$0.005	February 20, 2027
							24,877	547,294

Karthik Radhakrishnan,	3,125	(1)	21,875	(1)	$3.71	July 1, 2034
Former Chief Financial Officer, Secretary and Treasurer
							-	-

Andrew J. Cittadine	730	(2)	4,271	(2)	$3.07	May 22, 2034
Chief Operating Officer	10,269	(3)	10,270	(3)	$15.80	February 1, 2033
	12,750	(4)	4,251	(4)	$14.00	February 2, 2032
	5,250	(10)	750	(10)	$29.45	June 30, 2031
	12,543	(11)	1,458	(11)	$28.80	June 1, 2031
							11,073	243,606

(1)

Mr. Radhakrishnan was granted stock option awards on July 1, 2024, which commenced vesting on July 1, 2024, and vested 6/48ths on the six-month anniversary of vesting commencement date (December 31, 2024) and vested 1/48th per month thereafter until he left the Company in February 2025.

(2)

Mr. Cittadine was granted stock option awards on May 22, 2024, which commenced vesting on May 22, 2024, and vested 6/48ths on the six-month anniversary of vesting commencement date (November 21, 2024) and vested 1/48th per month thereafter.

(3)

Dr. Robinson and Mr. Cittadine were granted stock option awards on February 1, 2023, which commenced vesting on January 1, 2023, and vested 6/48ths on the six-month anniversary of vesting commencement date (June 30, 2023) and vested 1/48th per month thereafter.

(4)

Dr. Robinson and Mr. Cittadine were granted stock option awards on February 2, 2022, which commenced vesting on January 1, 2022, and vested 6/48ths on the six-month anniversary of vesting commencement date (June 30, 2022) and vested 1/48th per month thereafter.

(5)

Dr. Robinson was granted stock option awards on January 26, 2021, which commenced vesting on January 1, 2021, and vested 6/48ths on the six-month anniversary of vesting commencement date (June 30, 2021) and vested 1/48th per month thereafter.

(6)

Dr. Robinson was granted stock option awards on January 31, 2020, which commenced vesting on January 1, 2020, and vested 6/48ths on the six-month anniversary of vesting commencement date (June 30, 2020) and vested 1/48th per month thereafter.

(7)

Dr. Robinson was granted stock option awards on August 9, 2018, which commenced vesting on October 1, 2018, and vested 6/51 on the six-month anniversary of vesting commencement date (March 31, 2019) and vested 1/51 per month thereafter.

(8)	Dr. Robinson was granted stock option awards on February 20, 2017, which vested 6/48ths on the six-month anniversary of grant date (August 20, 2017) and 1/48th per month thereafter.

(9)	The value of RSUs shown in the table that have not yet vested was calculated using $22.00, the closing price of our common stock on December 31, 2024.

In 2023, Dr. Robinson and Mr. Cittadine were granted 33,803 and 15,647 RSUs which vested 6/48ths on June 30, 2023, and 3/48ths per quarter thereafter.

In 2022, Dr. Robinson and Mr. Cittadine were granted 31,905 and 13,000 RSUs which vested 6/48ths on June 30, 2022, and 3/48ths per quarter thereafter.

(10)	Mr. Cittadine was granted stock option awards on June 30, 2021, which vested 6/48ths on the six-month anniversary of employment commencement (November 30, 2021) and 1/48th per month thereafter.

(11)	Mr. Cittadine was granted stock option awards on June 1, 2021, which vested 6/48ths on the six-month anniversary of grant date (November 30, 2021) and 1/48th per month thereafter.

Potential Payments upon Termination or Change in Control

Each of Dr. Robinson’s and Mr. Cittadine’s employment agreements provides that upon execution and effectiveness of a release of claims, Dr. Robinson and Mr. Cittadine will be entitled to severance payments if their employment with us terminates under certain circumstances. If we terminate their employment without “cause,” or if Dr. Robinson resigns for “good reason,” in each case absent a “change in control,” Dr. Robinson would receive (1) base salary continuation for 12 months, (2) any vested equity awards will continue to be exercisable for 12 months, and (3) payment of or reimbursement for healthcare continuation coverage until the earlier of 12 months following termination or the date the executive becomes eligible for coverage under an employer’s plan. Mr. Cittadine would receive (1) base salary continuation for 3 months, (2) any vested equity awards will continue to be exercisable for 6 months, and (3) payment of or reimbursement for healthcare continuation coverage until the earlier of 6 months following termination or the date the executive become eligible for coverage under an employer’s plan.

If Dr. Robinson’s employment is terminated without cause or for good reason within 12 months following a change in control, he would be entitled to (1) a lump sum payment in an amount equal to 1.5 times his respective base salary plus target annual bonus for the year in which the termination occurs, (2) payment of or reimbursement for healthcare continuation coverage until the earlier of 18 months following termination or the date the executive becomes eligible for coverage under an employer’s plan, and (3) full vesting acceleration of all outstanding equity awards. If Dr. Robinson’s employment is terminated because of death or permanent disability, we will be obligated to provide base salary continuation and healthcare payment or reimbursement for a period of three months.

If Mr. Cittadine’s employment is terminated without cause or for good reason within 12 months following a change in control, he would be entitled to (1) a lump sum payment in an amount equal to 0.75 times his base salary plus target annual bonus for the year in which the termination occurs, (2) payment of or reimbursement for healthcare continuation coverage until the earlier of six months following termination or the date the executive becomes eligible for coverage under an employer’s plan, and (3) full vesting acceleration of all outstanding equity awards. If Mr. Cittadine’s employment is terminated because of death or permanent disability, we will be obligated to provide base salary continuation and healthcare payment or reimbursement for a period of three months.

Prior to his termination effective as of February 28, 2025, Mr. Radhakrishnan’s employment agreement included similar provisions for payments upon termination as those of Mr. Cittadine’s. His termination triggered such payments.

Upon any termination of employment, Dr. Robinson and Mr. Cittadine are entitled to receive any accrued but unpaid base salary and any earned but unpaid annual bonus.

The employment agreements with Dr. Robinson and Mr. Cittadine provide that, in the event that any payments the executives received in connection with a change in control of our Company are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the greatest amount payable that would not result in no such tax owed, but only if it is determined that such reduction would cause the executive to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Pension Benefits

We do not have a defined benefit pension plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during the year ended December 31, 2024.

401(k) Plan

We maintain a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan.

The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $23,000 for 2024. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2024 may be up to an additional $7,500 above the statutory limit. Employees become eligible to participate in the 401(k) plan after four months of active employment with the Company.

Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary profit-sharing contributions and discretionary matching contributions, subject to established limits and a vesting schedule.

Nonqualified Deferred Compensation

During the year ended December 31, 2024, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Hedging Policy

Our Insider Trading Policy prohibits short sales of our stock and short-swing transactions by our officers and non-employee directors. We have not adopted any other practices or policies regarding the ability of our employees (including officers) or non-employee directors to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities that are held by them.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2024, with respect to shares of our common stock that may be issued under existing equity compensation plans.

All of our equity compensation plans have been approved by our security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	469,654	$19.35	776,167

(1) The Monopar Therapeutics Inc. 2016 Stock Incentive Plan, as amended.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

The Compensation Committee does not take material, non-public information into account when determining the timing of option awards, and we do not time the release of material, non-public information based on option grant dates.

As required by Item 402(x) of Regulation S-K under the Exchange Act, we are providing the following information about the stock options granted to our NEO. We granted the below NEO stock options award on May 22, 2024, two business days prior to the date we filed a current report on Form 8-K on May 24, 2024, disclosing the retirement of Kim R. Tsuchimoto as Chief Financial Officer and the appointment of Karthik Radhakrishnan as Ms. Tsuchimoto’s successor as Chief Financial Officer.

Name	Grant Date	Number of Securities Underlying the Option Award	Exercise Price of the Option Award	Grant Date Fair Value of the Option Award (1)	Percentage Change in the Closing Market Price of the Securities Underlying the Option Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Non-public Information and the Trading Day Beginning Immediately Following the Disclosure of Material Non-public Information (2)
Andrew Cittadine	5/22/2024	5,001	$3.07	$12,252	0%

(1)	Represents the full grant date fair value of the May 24, 2024, award calculated using the Black-Scholes option-pricing model on the date of the grant for stock options.

(2)	The closing market price prior to issuing the current report on Form 8-K on May 24, 2024, was $3.10 and the market price at close the following day was also $3.10, reflecting a percentage change of 0%.

INSIDER TRADING POLICY

The Company has adopted insider trading policies and procedures that govern the purchase, sale, and other dispositions of its securities by directors, officers, and employees, as well as by the Company itself. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K as Exhibit 19.1.

PAY VERSUS PERFORMANCE

	Summary Compensation Table (“SCT”) Total for Principal Executive Officer (“PEO”) (1)	Compensation Actually Paid (“CAP”) to PEO (2)	Average SCT Total for Non-PEO NEOs (3)	CAP for Non-PEO NEOs (4)	Value of Fixed $100 Investment Based on Total Shareholder Return (“TSR”)	Net Income (Loss) (in thousands)
2024	$1,144,480	$2,356,913	$437,478	$1,440,152	$185.65	$(15,586)
2023	$1,778,667	$(166,177)	$879,812	$13,507	$14.35	$(8,402)

(1)	The dollar amounts reported represent the amount of total compensation reported for our Chief Executive Officer Chandler D. Robinson for each corresponding covered fiscal year in the “Total” column of the Summary Compensation Table.

(2)	The CAP to our PEO in the table below reflects the adjustments required by applicable SEC rules from total compensation reported in the SCT.

(3)	The dollar amounts reported represent the average of the amounts of total compensation reported for our NEOs as a group (excluding our PEO) for each covered fiscal year in the “Total” column of the SCT. The NEOs (excluding our PEO) for fiscal year 2024 are Karthik Radhakrishnan from July 1, 2024, through December 31, 2024, and Andrew Cittadine and for fiscal year 2023 are Kim R, Tsuchimoto and Andrew Cittadine.

(4)	The CAP to our NEOs on average in the table below reflects the adjustments required by applicable SEC rules from total compensation reported in the SCT.

	2024		2023
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total compensation in SCT	1,144,480	437,478	1,778,667	879,812
Subtract grant date fair value of awards granted during covered year and shown in SCT	-	(43,070)	(1,068,167)	(494,461)
Add the fair value as of the end of the covered year of all awards granted during the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	-	229,272	86,418	40,003
Add the amount equal to the change as of the end of the covered year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that were outstanding and unvested as of the end of the covered year	1,036,489	248,198	(400,876)	(191,639)
Add, for awards that are granted and vest in the same covered year, the fair value as of the vesting date	-	33,486	57,268	26,510
Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the covered year	260,850	53,751	(151,818)	(48,989)
Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the covered year, the amount equal to the fair value at the end of the prior fiscal year	(84,907)	(20,300)	(467,669)	(197,729)
Total Adjustment	$1,212,433	$501,337	(1,944,844)	(866,305)

CAP versus Company Total Shareholder Return

As shown in the chart above, the Company’s TSR in 2024 was $185.65 based on a $100 initial fixed investment and the PEO CAP was $2.4 million. The 2024 non-PEO CAP was $1.4 million. The Company’s TSR in 2023 was $14.35 based on a $100 initial fixed investment and the PEO CAP was $(0.2) million. The 2023 non-PEO CAP was $0.01 million. The Company does not use TSR as a primary metric to determine compensation levels or incentive plan payout.

Compensation Actually Paid versus Company Net Income

As shown in the chart above, the Company’s net loss in 2024 was $15.6 million and the PEO CAP was $2.4 million. The 2024 non-PEO CAP was $1.4 million. The Company’s net loss in 2023 was $8.4 million and the PEO CAP was $(0.2) million. The 2023 non-PEO CAP was $0.01 million. The Company does not use net income/loss as a primary metric to determine compensation levels or incentive plan payout.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Relationships and Related-Person Transactions

Since January 2024, we have not engaged reportable transactions with our co-founders, non-employee directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our non-employee directors, executive officers and holders of more than 5% of our voting securities, and our co-founders.

Registration Rights

Following the dissolution of TacticGem, LLC (“TacticGem”), Gem Pharmaceuticals, LLC (“Gem”) and Tactic Pharma, LLC (“Tactic Pharma”) retain the right to obligate us to file a Form S-3 or other appropriate form of registration statement covering the resale of any of our common stock by either of them. We are required to use our best efforts to have such registration statement declared effective as soon as practical after it is filed. In the event that such registration statement for resale is not approved by the SEC, and Gem or Tactic Pharma submits a written request, we are required to prepare and file a registration statement on Form S-1 registering such common stock for resale and to use our best efforts to have such registration statement declared effective as soon as practical thereafter. However, in connection with the dissolution of TacticGem, Gem and Tactic Pharma agreed with each other that neither could exercise such registration rights without the consent of the other prior to December 31, 2025. Additionally, if we propose to register our common stock for sale for cash, Gem and Tactic Pharma have the right to include some of their shares in such registration. After registration, pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act other than pursuant to restrictions on affiliates under Rule 144.

Procedures for Related-Person Transactions

A “related person” includes any non-employee director, nominee for director or executive officer of the Company; a beneficial owner of more than five percent of any class of our voting securities; and a person who is an immediate family member of any such non-employee director, nominee for director, executive officer or more-than-five percent beneficial owner (the term “immediate family member” shall include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of any such non-employee director, nominee for director, executive officer or more-than-five percent beneficial owner).

Our Board has adopted our Audit Committee Charter which delegates the review and approval of related-person transactions to the Audit Committee. The Audit Committee reviews and approves or disapproves any transaction required to be disclosed according to SEC Regulation S-K, Item 404 between the Company and any related party on an on-going basis and oversees policies and procedures for the Audit Committee’s judgments as to related party transactions as required by Nasdaq. Our Audit Committee will discuss with our management the business rationale for the transactions and whether appropriate disclosures have been made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the related notes present information on the beneficial ownership of shares of our common stock, our only outstanding class of stock, as of April 4, 2025, by:

●	each of our non-employee directors;

●	each of our named executive officers;

●	all of our current non-employee directors and executive officers as a group; and

●	each person known by us to beneficially own more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of our common stock that may be acquired by an individual or group within 60 days of April 4, 2025, pursuant to the exercise of options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Beneficial ownership percentage is based upon 6,115,214 shares of our common stock outstanding as of April 4, 2025.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

Name and Address of Beneficial Owner	Common Stock
*Unless otherwise noted, addresses are: 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091	Beneficially Owned	Percent of Class Held

Janus Henderson Group plc 201 Bishopsgate EC2M 3AE, United Kingdom (1)	1,046,899	17.1%
Diane Hendricks (2)	704,829	11.5%
Tactic Pharma LLC (2)	822,255	13.4%
Gem Pharmaceutical LLC 941 Lake Forest Cir. Birmingham, AL 35244 (2)	611,079	10.0%
RA Capital Management, L.P. 200 Berkeley Street, 18th Floor Boston, MA 02116 (3)	610,909	9.9%
Adage Capital Management, L.P. 200 Clarendon Street, 52nd Floor Boston, MA 02116 (4)	599,195	9.8%
AstraZeneca PLC 1 Francis Crick Avenue Cambridge CB2 0AA United Kingdom (5)	387,329	6.3%
Chandler D. Robinson, Chief Executive Officer and Director (6)	209,398	3.3%
Andrew J. Cittadine, Chief Operating Officer (7)	81,265	1.3%
Christopher M. Starr, Executive Chairman (8)	65,545	1.0%
Raymond W. Anderson, Director (9)	25,470	*
Arthur Klausner, Director (10)	26,270	*
Kim R. Tsuchimoto, Director (11)	58,220	*
Lavina Talukdar, Director (12)	15,422	*
Executive officers and directors as a group (9 persons) (13)	1,324,704	20.5%

(1)	The information is based on a Schedule 13G/A filed by Janus Henderson Group plc with the SEC on January 8, 2025.

(2)

Prior to December 9, 2024, TacticGem, LLC (“TacticGem”) was our largest stockholder and owned 1,433,334 shares of common stock. The limited liability company agreement required TacticGem to pass through votes (including the vote for the election of directors) to its members in proportion to their membership percentages in TacticGem. On December 9, 2024, TacticGem was dissolved; TacticGem distributed the shares of our common stock that it held to its two members, with 611,079 shares to Gem Pharmaceuticals, LLC (“Gem”) and 822,255 shares to Tactic Pharma, LLC (“Tactic Pharma”) for no consideration. Tactic Pharma, our initial investor, holds an approximately 13% beneficial interest in us. Our Chief Executive Officer and Board member, Dr. Robinson, is a manager of Tactic Pharma; because of this, he may be deemed to control voting and dispositive power over 822,255 shares of our common stock owned by Tactic Pharma. Gem is controlled by Pharma Investments, LLC, which is in turn controlled by Diane M. Hendricks. DMH Business LLC, controlled by Ms. Hendricks, purchased 93,750 shares in our initial public offering. The amount controlled by Ms. Hendricks includes Gem’s ownership and DMH Business LLC’s ownership.

(3)	The information is based on a Schedule 13G/A filed by RA Capital Management, L.P. with the SEC on February 14, 2025.

(4)	The information is based on a Schedule 13G filed by Adage Capital Management, L.P. with the SEC on February 12, 2025.

(5)	The information is based on a Schedule 13G filed by AstraZeneca PLC with the SEC on October 28, 2024.

(6)	Includes 143,405 common stock options that are vested or vest within 60 days after April 4, 2025.

(7)	Includes 48,181 common stock options that are vested or vest within 60 days after April 4, 2025.

(8)	Includes 49,492 common stock options that are vested or vest within 60 days after April 4, 2025.

(9)	Includes 20,097 common stock options that are vested or vest within 60 days after April 4, 2025.

(10)	Includes 20,097 common stock options that are vested or vest within 60 days after April 4, 2025.

(11)	Includes 46,734 common stock options that are vested or vest within 60 days after April 4, 2025.

(12)	Includes 1,421 common stock options that are vested or vest within 60 days after April 4, 2025.

(13)	Includes voting power over 822,255 shares held by Tactic Pharma. Refer to footnote (2) above.

* Less than 1%

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at our Annual Meeting. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate Secretary in the form prescribed by our Amended and Restated Bylaws, as described below.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Security holders may send communications to the Board of Directors to Chandler D. Robinson, CEO, Co-Founder and Director, 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement for the 2026 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by our corporate Secretary no later than the close of business on December 31, 2025. However, if the date of our 2026 annual meeting is moved by more than 30 days from the date of our 2025 annual meeting, we will announce a new deadline that will be a reasonable time before we print and send proxy materials. In order to be considered for inclusion in our proxy statement, these proposals must satisfy the requirements of SEC Rule 14a-8.

Stockholders who intend to present a stockholder proposal before the 2026 annual meeting of stockholders (other than pursuant to SEC Rule 14a-8) must deliver written notice of the proposal to our corporate Secretary at least 45 days prior to the one-year anniversary of the date proxy materials were first made available for the 2025 annual meeting (that is by March 24, 2026); provided, however, that if the 2026 annual meeting date is changed by more than 30 days from the anniversary date of the 2025 annual meeting, then such notice must be received a reasonable time before we print and send proxy materials. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named in the proxy will be allowed to use their discretionary voting authority to vote on any such proposal as they determine appropriate if and when the matter is raised at the 2026 annual meeting.

In addition, any stockholder or other person who intends to solicit proxies for the election of any director nominees at the 2026 annual meeting of stockholder other than the Company’s nominees must provide the notice required by Rule 14a-19(b) no later than 60 calendar days prior to the anniversary of the 2025 annual meeting (that is, by April 18, 2026), unless the date of the 2026 annual meeting has changed by more than 30 calendar days from the date of the 2025 annual meeting, in which case the notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date the 2026 annual meeting is first made by the Company.

We have not received notice of any proposals intended to be presented by stockholders at our 2025 Annual Meeting of Stockholders. If any such proposal is presented, the persons named in the proxy will be allowed to use their discretionary voting authority to vote on any such proposal as they determine appropriate if and when the matter is raised at the 2025 Annual Meeting.

All notices of proposals or nominations, as applicable, must be addressed to our Corporate Secretary at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091.

DELIVERY OF PROXY STATEMENT

Our Annual Report to stockholders on Form 10-K for the year ended December 31, 2024, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K and the exhibits thereto are available from us without charge upon written request of a stockholder to our investor relations department at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Copies of these materials are also available online through the SEC at www.sec.gov. We may satisfy SEC rules regarding delivery of materials, including the Proxy Statement and Annual Report on Form 10-K by delivering a single Proxy Statement and Annual Report on Form 10-K to an address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one Proxy Statement and Annual Report on Form 10-K to multiple stockholders who share an address, unless contrary instructions are received from one or more stockholders at that address prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of these materials was delivered. If you hold stock as a registered holder and prefer to receive separate copies of these materials either now or in the future, please contact our investor relations department at 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091 or by telephone at (847) 388-0349.

Similarly, if you share an address with another stockholder and have received multiple copies of our Proxy Statement and Annual Report on Form 10-K, you may write or call us at the address and phone number above to request delivery of a single copy of these materials in the future. If your stock is held through a brokerage firm, bank or other financial institution and you prefer to receive separate copies of our proxy and/or Proxy Statement and Annual Report on Form 10-K, either now or in the future, please contact your brokerage firm, bank or other financial institution.

Monopar Therapeutics Inc. 1000 Skokie Boulevard, Suite 350 Wilmette, IL 60091

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Corporate Secretary, Monopar Therapeutics Inc., 1000 Skokie Boulevard, Suite 350, Wilmette, IL 60091.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except	To withhold authority to vote

for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote “FOR” the following:

1. Election of Directors	☐	☐	☐

Nominees

01	Christopher M. Starr	02	Chandler D. Robinson	03	Raymond W. Anderson

04	Arthur J. Klausner	05	Kim R. Tsuchimoto	06	Lavina Talukdar

The Board of Directors recommends you vote “FOR” Proposal No. 2.		For	Against	Abstain

2. To approve the compensation of our named executive officers on an advisory, non-binding basis.		☐	☐	☐

The Board of Directors recommends you vote “EVERY YEAR" for Proposal No. 3.	Every Year	Every 2 Years	Every 3 Years	Abstain

3. To approve the frequency of future advisory votes on the compensation of our named executive officers on an advisory, non-binding basis	☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” Proposal No. 4.
		For	Against	Abstain
4. To ratify the selection of BPM LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.		☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2025:

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024, are available at monopartx.com in the “Annual Meeting” subsection of the “Investors” tab.

MONOPAR THERAPEUTICS INC.

Annual Meeting of Stockholders June 17, 2025,

10:00 AM (Central Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Chandler D. Robinson and Quan A. Vu, and each or any of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of common stock in Monopar Therapeutics Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at 10:00 A.M., Central Time, June 17, 2025, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed above and as more particularly described in the accompanying Proxy Statement, receipt of which is hereby acknowledged.

If no instructions are given, the proxies will be voted: (1) “FOR” Proposal No. 1 electing the six nominees to our Board of Directors; (2) “FOR” Proposal No. 2 approving the compensation of our NEOs on an advisory, non-binding basis; (3) "EVERY YEAR" for Proposal No. 3 approving the frequency of future advisory votes on the compensation of our NEOs on an advisory, non-binding basis; and (4) “FOR” Proposal No. 4 ratifying the selection of BPM LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Continued and to be signed on reverse side